Exhibit 3.110

State of Delaware Secretary of State Division of Corporations Delivered 12:58 PM 12/13/2016 FILED 12:58 PM 12/13/2016 SR 20167049680 - File Number 6248331

CERTIFICATE OF FORMATION

OF

WINGS ACQUISITION SUB LLC

This Certificate of Formation of Wings Acquisition Sub LLC (the “LLC”), dated as of December 13, 2016, is being duly executed and filed by Dennis B. Angers, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

First. The name of the limited liability company formed hereby is Wings Acquisition Sub LLC.

Second. The address of the registered office of the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.

Third. The name of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

/s/ Dennis B. Angers
Dennis B. Angers

State of Delaware Secretary of State Division of Corporations Delivered 10:31 AM 02/22/2017 FILED 10:31 AM 02/22/2017 SR 20167049680 File Number 6248331

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Wings Acquisition Sub LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Article First is deleted in its entirety and the following Article First is inserted in lieu thereof:

“The name of the limited liability company is Interiors In Flight LLC”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 22nd day of February, A.D. 2017.

By:	/s/ Terrance M. Paradie
Authorized Person(s)

Name:	Terrance M. Paradie
Print or Type